Exhibit 99.2

FIRST KEYSTONE CORPORATION HOLDS VIRTUAL ANNUAL MEETING –

ANNOUNCES RE-ELECTIONS AND PROMOTIONS

Berwick, Pennsylvania – May 12, 2021 – First Keystone Corporation (OTC PINK: FKYS), the parent company of First Keystone Community Bank, recently held its 2021 Virtual Annual Meeting of Shareholders. It was announced that Michael L. Jezewski, William E. Rinehart, and David R. Saracino were re-elected as a Class A Directors to serve for a three-year term and until their successors are properly elected and qualified. They will serve on the Board of Directors for First Keystone Corporation, and its subsidiary, First Keystone Community Bank.

First Keystone Community Bank announced the following employee promotions: Jonathan Littlewood, Chief Lending Officer and Christopher Zlobik, Deposit Operations Manager, were promoted to Senior Vice President. Jillian Guenther, BSA Officer/Fraud Manager; Thomas McGrath, Commercial Services Officer II; and Natalie Stackhouse, Accounting Manager, were promoted to Vice President. Martin Leandri, Financial Consultant/Trust Officer and Cindy Thorne, Trust Officer were promoted to Assistant Vice President. Lydia Fatula, Credit Intake/Document Preparation Specialist; Laurel Fidrick, Network Analyst; Karen Henrickson, Electronic/Deposit Processing; Justine Kishbaugh, Loan Operations Specialist; Kathryn McNeal, Mortgage Underwriter; Susan Patterson, Loan Operations Specialist; Jessica Thorne, Accountant I; and Kayla Whitmire, Fraud Analyst, were promoted to Officer.

“First Keystone has recognized these employees for their outstanding service to the Bank and its customers,” stated Elaine A. Woodland, President and Chief Executive Officer.

First Keystone Community Bank is an independently owned community bank since 1864 and presently operates branches in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties and a loan production office in Northampton county. First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.”

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Wealth Management, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.